UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2015

GTx, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On April 13, 2015, GTx, Inc. (the “Company”) entered into an office lease with Hertz Memphis Three, LLC (the “Lessor”) with respect to the Company’s current office space at 175 Toyota Plaza, Memphis, Tennessee (the “Office Lease”).  The Office Lease commences on May 1, 2015 with 26,250 rentable square feet and a three year term ending on April 30, 2018 (the “Initial Term”).  The approximate aggregate rent due over the Initial Term is $1.4 million.  Additionally, certain taxes and operating expenses may be charged to the Company beginning January 1, 2016 as additional rent based upon increases in these taxes and operating expenses after the base year, as defined in the Office Lease.

The Company has the right to extend the Office Lease for one additional three year period with rent based upon an agreed upon market rate at the time of the extension, and under certain circumstances the Company has the right to terminate the Office Lease prior to the end of the Initial Term.  In the event of a default of certain of the Company’s obligations under the Office Lease, the Lessor would have the right to terminate the Office Lease.

The foregoing description of the Office Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Office Lease.  The Company intends to file a copy of the Office Lease as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2015	GTx, Inc.

	By:	/s/ Henry P. Doggrell
	Name:	Henry P. Doggrell
	Title:	Vice President, Chief Legal Officer and Secretary